As filed with the Securities and Exchange Commission on December 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APARTMENT INCOME REIT CORP.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation or organization)

84-1299717

(I.R.S. Employer Identification No.)

4582 South Ulster Street, Suite 1700

Denver, Colorado 80237

(303) 757-8101

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Apartment Income REIT Corp. 2020 Stock Award and Incentive Plan

Apartment Income REIT Corp. 2007 Stock Award and Incentive Plan

(Full title of the plan)

Lisa Cohn

President and General Counsel

Apartment Income REIT Corp.

4582 South Ulster Street, Suite 1700

Denver Colorado 80237

(303) 757-8101

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph A. Coco, Esq. and Blair T. Thetford, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Offering Price (3)	Amount of Registration Fee (3)
Class A Common Stock, $0.01 par value per share 2020 Stock Award and Incentive Plan	3,000,000	$43.96	$131,868,855.15	$14,386.89
2007 Stock Award and Incentive Plan	240,319	$43.96	$10,563,530.47	$1,152.48

(1)

Represents an aggregate 3,240,319 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Apartment Income REIT Corp. (the “Registrant”), comprised of 3,000,000 shares of Common Stock that may be issued pursuant to the Apartment Income REIT Corp. 2020 Stock Award and Incentive Plan (the “2020 Plan”) and 240,319 shares of Common Stock that may be issued pursuant to the Apartment Income REIT Corp. 2007 Plan (the “2007 Plan” and, together with the 2020 Plan, the “Plans”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of Common Stock that may become issuable under the Plans referenced above by reason of certain corporate transactions or events, including any Common Stock dividend, Common Stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Stock.

(3)

In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee based on the estimated book value of the Common Stock on December 15, 2020, the date on which all of the outstanding shares of the Registrant are to be distributed by Apartment Investment and Management Corporation (“Aimco”). The book value per share was calculated based on the book value of the Registrant’s as of the most recent practicable date and the distribution ratio of one share of Common Stock for every one share of Aimco Class A common stock, applied to the number of shares of Aimco common stock outstanding as of 5:00 p.m. New York City Time on December 5, 2020, the record date for the distribution.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this registration statement:

(1)  The Registrant’s Registration Statement on Form 10-12B initially filed on November 5, 2020, as amended by the Form 10-12B/A filed on November 24, 2020 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Current Report on Form 8-K filed on November 30, 2020; and

(3) The description of the Registrant’s Common Stock set forth in the Registrant’s Preliminary Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10-12B/A dated November 24, 2020, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for money damages. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as injunction or rescission.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before a final disposition of a proceeding to (1) any individual who is a present or former director or officer of ours and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or (2) any individual who, while one or our directors or officers and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws authorize us, with the approval of our board, to provide indemnification and advancement of expenses to our agents and employees.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of DLA Piper LLP (US) regarding the validity of the securities offered hereby.

23.1	Consent of Ernst & Young LLP dated December 15, 2020.

23.2	Consent of DLA Piper LLP (US) (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Apartment Income REIT Corp. 2020 Stock Award and Incentive Plan.

99.2	Apartment Income REIT Corp. 2007 Stock Award and Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on December 15, 2020.

APARTMENT INCOME REIT CORP.

By:	/s/ Terry Considine
Terry Considine
Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Terry Considine and Paul Beldin, with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ THOMAS L. KELTNER Thomas L. Keltner	Chairman of the Board of Directors	December 15, 2020

/s/ TERRY CONSIDINE Terry Considine	Director and Chief Executive Officer	December 15, 2020

/s/ ROBERT A. MILLER Robert A. Miller	Director	December 15, 2020

/s/ DEVIN I. MURPHY Devin I. Murphy	Director	December 15, 2020

/s/ KATHLEEN M. NELSON Kathleen M. Nelson	Director	December 15, 2020

/s/ JOHN D. RAYIS John D. Rayis	Director	December 15, 2020

/s/ ANN SPERLING Ann Sperling	Director	December 15, 2020

/s/ MICHAEL A. STEIN Michael A. Stein	Director	December 15, 2020

/s/ NINA A. TRAN Nina A. Tran	Director	December 15, 2020